                                                                   Exhibit 10.24

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of June 22, 1999, by and between AboveNet Communications Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Sherman Tuan ("Executive").

         WHEREAS, the Company, Metromedia Fiber Network, Inc., a Delaware Corporation ("MFN"), and Magellan Acquisition, Inc. a Delaware corporation and a wholly owned subsidiary of MFN ("Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, pursuant to which the Company will merge with and into Merger Sub with the Company as the surviving corporation (the "Merger") .

         WHEREAS, effective on the date set forth in Section 6 herein, Executive desires to provide his services and the Company desires to retain the services of Executive for the Company;

         WHEREAS, the Company and Executive desire to formalize the terms and conditions of Executive's employment.

         NOW, THEREFORE, the Company and Executive hereby agree as follows:

         1.       EMPLOYMENT.

                  1.1 GENERAL. Effective at the date set forth in Section 6 of this Agreement, the Company hereby employs Executive in the capacity of Chief Executive Officer of the Company. Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained. In addition, Executive will serve as a member of the Board of Directors of MFN (the "Board").

                  1.2 DUTIES. During Executive's employment with Employer, Executive shall report directly to MFN's Chief Executive Officer (the "CEO") or the Board and shall be responsible for performing those duties consistent with the position of Chief Executive Officer of the Company as may from time to time be reasonably assigned to or requested of Executive by the CEO or the Board; provided, that Executive's duties shall be considered to be strategic and not operational in nature. Executive shall use his reasonable best efforts to perform faithfully, diligently, effectively and to the best of his ability such responsibilities and in accordance with sound business practices. Executive shall conduct all of his activities in a manner so as to maintain and promote the business and reputation of the Company.

                  1.3 FULL-TIME POSITION. Executive, during his employment with Company, shall devote all of his business time, attention and skills to the business and affairs of Company. Notwithstanding the foregoing sentence, Executive may also serve as a director (but not as an employee or officer) to any other company that is not "directly competitive" with MFN or the Company upon prior notice to the Board which shall determine in its sole discretion whether such other company is or is not "directly competitive" with MFN or the Company.

                  1.4 LOCATION OF EMPLOYMENT. Executive's principal place of employment during his employment shall be in San Jose, California. In the event that MFN shall change the location of Company's principal office from San Jose, California, and Executive does not terminate his employment pursuant to Section
3.1.4 hereof, Executive shall be entitled to be reimbursed for relocation expenses documented in accordance with MFN's reimbursement policies, including moving costs, temporary housing, commuting expenses and other relocation costs (collectively, the "Relocation Expenses") not to exceed $100,000; provided, that if the principal location of the Company is changed to a state or territory not within the continental United States or to a foreign country, Executive and the Board shall mutually agree upon an appropriate amount in excess of $100,000 to cover such Relocation Expenses.

         2.       COMPENSATION AND BENEFITS.

                  2.1 SALARY. Executive shall be paid, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him to the Company in all capacities during the term of his employment under this Agreement, (a) an initial base salary at the annual rate of Two-Hundred and Fifty Thousand Dollar ($250,000) for each year of the term, or at such higher rate as the Board shall determine in its sole discretion ("Base Salary"), payable in accordance with the regular payroll practices of MFN, and (b) the additional benefits hereinafter set forth in this Section 2. Not later than on each anniversary of the Effective Date (as defined herein) during the Employment Term, the Board shall review Executive's Base Salary and such Base Salary shall be increased each year by at least 10% of such greater amount as may be determined by the Board; Executive's Base Salary shall not be decreased during the Employment Term.

                  2.2 ADDITIONAL COMPENSATION. Executive shall be entitled to an annual bonus of One Hundred and Fifty Thousand Dollars ($150,000) for each year of the Employment Term, based upon performance targets established by the Board at the beginning of each year of employment hereunder.

                  2.3 STOCK OPTIONS. Upon consummation of the Merger, Executive will be entitled to receive options to purchase 500,000 shares of MFN Class A common stock under MFN's 1997 Incentive Stock Plan (the "Plan") at an exercise price equal to the fair market value on the date of grant, which options shall be issued first, as incentive stock options (within the meaning of section 422 of the Internal Revenue Code of 1986, as amended) up to the maximum authorized by law and the Plan with the balance of such options being issued as non-qualified stock options under the Plan.

Executive shall be vested in 33.33% of the option shares on the first anniversary of the Effective Date, and in 33.33% of the option shares on each of the second and third anniversaries of the Effective Date.

                  2.4      EXECUTIVE BENEFITS.

                           2.4.1 EXPENSES.  MFN shall or shall cause the Company
to reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) all in accordance with MFN's policies with respect thereto.

                           2.4.2 EMPLOYER PLANS.  Executive shall be entitled to
participate in such executive benefit plans and programs as MFN may from time to time offer or provide to similarly situated executives of MFN, including, but not limited to, participation in life insurance, health and accident, medical and dental, disability and retirement plans and programs.

                           2.4.3 VACATION.  Executive shall be eligible for four
weeks' paid vacation leave annually.

                           2.4.4 CAR ALLOWANCE.  MFN shall or shall cause the
Company to pay to Executive a car allowance of $800 per month.

                           2.4.5 COMMUNICATION MEDIA.  MFN shall or shall cause
the Company to purchase for Executive such voice, video and data communication equipment as Executive shall need for communication between his home office, business office and while in transit and shall pay all fees for operation, maintenance and service associated with such equipment. MFN shall or shall cause the Company to reimburse Executive for all business transmissions or calls related to Executive's employment made to or from such equipment within 30 days after receipt of the bills for such transmissions or calls.

                           2.4.6 NORTHWESTERN MUTUAL LIFE.  It is specifically
understood and acknowledged that, in addition to all benefits provided for herein or in the Merger Agreement, MFN shall or shall cause Company to continue to pay all current insurance policies covering Executive[, including but not limited such policies] with Northwestern Mutual Life.

                  2.5 EMPLOYMENT TERM. Executive's employment with Company pursuant to this Agreement shall commence on the Effective Date of this Agreement. Except as provided in Section 3.1 hereof, Executive's employment by Company pursuant to this Agreement shall continue until the third anniversary of the Commencement Date (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive one-year periods unless terminated by either party upon written notice to the other given not less than three (3) months prior to the termination of the Initial Term or each Additional Term (the Initial Term, together with any subsequent employment period or periods, being referred to herein as the "Employment Term").

                2.6 DISABILITY POLICY. Company will maintain an accident and disability policy for Executive during his employment period. The policy shall not be for less than 60% of Executive's Base Salary.

        3.      TERMINATION OF EMPLOYMENT.

                3.1 EVENTS OF TERMINATION. Executive's employment with Company shall terminate upon the occurrence of any one or more of the following events:

                     3.1.1 DEATH. In the event of Executive's death, Executive's employment shall terminate on the date of death.

                     3.1.2 DISABILITY. In the event of Executive's Disability (as hereinafter defined), the Company shall have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than 30 days after the notice of termination is given. For purposes of this Agreement, "Disability" means the inability of Executive to substantially perform his duties hereunder for 180 days out of 365 consecutive days as a result of a physical or mental illness, all as determined in good faith by the Board.

                     3.1.3 TERMINATION BY COMPANY FOR CAUSE. The Company may, at its option, terminate Executive's employment for "Cause," based on objective factors determined in good faith by a majority of the Board, by giving a notice of termination to Executive specifying the reasons for termination and, if Executive shall fail to cure the same within 30 days of his receiving the notice of termination, his Employment shall terminate at the end of such 30-day period. "Cause" shall mean (a) Executive's conviction of, guilty or "no contest" plea to, or confession of guilt of a felony, (b) a willful act by Executive which constitutes gross misconduct and which is materially injurious to Company or MFN
(c) violation by Executive of the Inventions Agreement (as defined in Section
4.1 hereof) without the prior written consent of Company or (d) the failure to comply with any lawful instructions of the President of MFN or the Board or any lawful and reasonable policies of MFN or the Company.

                      3.1.4 MFN'S MATERIAL BREACH. Executive may, at his option, terminate Executive's employment upon MFN's Material Breach of this Agreement by giving MFN written notice of such breach (which notice shall identify the manner in which MFN has materially breached this Agreement) and, if such breach is not cured within 30 days of MFN's receiving such written notice, Executive's employment shall terminate at the end of such 30-day period. "MFN's Material Breach" of this Agreement shall mean (a) the failure of MFN or the Company to pay Executive's Base Salary or additional compensation hereunder in accordance with this Agreement, (b) (x) a change in the reporting structure described in
Section 1.2 hereof or (y) the assignment by MFN or the Company to Executive without Executive's consent of duties materially inconsistent with his duties, as set forth in Section 1.2 hereof, (c) the relocation by MFN or the Company of Executive to a geographic location other than San Jose, California, or (d) the non-reelection of Executive to the Board (other than by action of MFN's shareholders).

        3.2 CERTAIN OBLIGATIONS OF COMPANY FOLLOWING TERMINATION OF EXECUTIVE'S EMPLOYMENT. Following the termination of Executive's employment under the circumstances described below, Company shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have against Employer under this Agreement:

             3.2.1 DEATH. Disability. In the event that Executive's employment is terminated by reason of Executive's death or Disability, Executive or his estate, as the case may be, shall be entitled to the following payments:

                  (a) Base Salary through the date Executive's employment is terminated;

                  (b) Any additional compensation (including compensation pursuant to Section 2.2 and reimbursement pursuant to Section 2.4.1 hereof), prorated to the date of death of Executive or the date of termination due to Executive's Disability; and

                  (c) Company shall pay to Executive or his estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, policies and practices of Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices in each case, as accrued to the date of termination or otherwise payable as a consequence of Executive's death or Disability.

                  3.2.2 TERMINATION WITHOUT CAUSE BY MFN; MFN'S MATERIAL BREACH. In the event that Executive's employment is terminated without Cause (including any termination by the Company (or its successor) following the occurrence of a Change of Control of MFN as such term is defined in the Plan), or upon MFN's Material Breach, Executive shall be entitled to the following payments and benefits:

               (a) Base Salary through the date Executive's employment is terminated;

               (b) Any additional compensation (including compensation pursuant to Section 2.2 hereof, reimbursements pursuant to Section 2.4.1 hereof and benefits pursuant to Section 2.4.2 hereof), prorated to the date Executive's employment is terminated hereunder;

               (c) Continuing payments of Base Salary, payable in accordance with the regular payroll practices of Company, for 18 months following the date of termination of Executive's employment;

               (d) Continued coverage for Executive and his dependents for 2 years under any group health, life and disability insurance plans sponsored by MFN or the Company at premium rates in effect at the time of termination; and

               (e) Immediate vesting of all options.

               3.2.3 TERMINATION BY COMPANY FOR CAUSE. In the event Executive's employment is terminated by Company pursuant to Section 3.1.3 hereof, Executive shall be entitled to no further compensation or other benefits under this Agreement except as to that portion of any unpaid Base Salary and other benefits accrued and earned by him hereunder, including compensation pursuant to Section
2.2 hereof, reimbursements pursuant to Section 2.4.1 hereof and benefits pursuant to Section 2.4.2 hereof, up to and including the effective date of such termination. In addition, Executive shall be entitled to receive any additional compensation earned but not yet paid with respect only to any fiscal year prior to the fiscal year of termination.

         3.3 NATURE OF PAYMENTS. All amounts to be paid by Company to Executive pursuant to this Section 3 are considered by the parties to be severance payments. In the event such payments are treated as damages, it is expressly acknowledged by the parties that damages to Executive for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof.

         3.4 DUTIES UPON TERMINATION. Upon termination of Executive's employment with Company pursuant to Sections 3.1.1 through 3.1.4 hereof or upon expiration of the Employment Term, Executive shall be released from any duties and obligations hereunder (except those duties and obligations set forth in Sections 4, 7.11 and 7.12 hereof). Upon termination of Executive's employment with the Company pursuant to Sections 3.1.1 through 3.1.4 hereof, the obligations of the Company to

Executive shall be as set forth in Section 3.2 hereof.

    4. CONFIDENTIALITY; NON-SOLICITATION; NON-COMPETE.

       4.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. As a condition of his employment hereunder, Executive shall have executed the Company's standard form of Proprietary Information and Inventions Agreement (the "Inventions Agreement") which is hereby incorporated herein by reference thereto.

       4.2 CERTAIN ACTIVITIES. Except with respect to the individuals listed on
Exhibit 4.2 to this Agreement which is hereby incorporated by reference into this Agreement, during the Executive's employment and for a period of two years after the termination of Executive's employment, Executive shall not directly or indirectly hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, supplier or shareholder or prospective shareholder of MFN or the Company to discontinue or alter his, her or its relationship with MFN or the Company.

       4.3 COVENANT NOT TO COMPETE. During the Executive's employment and for a period of 18 months after the termination of Executive's employment, but only so long as Executive is receiving severance payments pursuant to Section 3.2 hereof, Executive shall not directly or indirectly engage in competition with the Company by serving as an officer, director or employee of, or consultant to, any competitor of MFN or the Company that sells or offers to sell any products or services which compete directly or indirectly with the products or services offered or sold by MFN or the Company or being developed by MFN or the Company for sale at the time of termination of Executive, or induce or attempt to induce, directly or indirectly, any then potential customer contemplating doing business with MFN or the Company to not commence doing business, or any then current customer of MFN or the Company to cease doing business, in whole or in part, with MFN or the Company or nor will Executive solicit business of any such customer for any products or services of any competitor of MFN or the Company which compete with the products or services offered or sold by MFN or the Company or being developed by MFN or the Company for sale at the time of termination of Executive.

        4.4 INJUNCTIVE RELIEF. Executive acknowledges and agrees that (a) MFN and the Company will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4, (b) monetary damages will not be an adequate remedy for any such breach, (c) MFN and the Company shall be entitled to injunctive relief, in addition to any other remedy which they may have, in the event of any such breach, including, but not limited to, termination of Executive's employment for Cause and (d) the existence of any claims which Executive may have against MFN or the Company, whether under this Agreement or otherwise, shall not be a defense to the enforcement by MFN or the Company of any of its rights under this

Section 4.

       4.5 NON-EXCLUSIVITY AND SURVIVAL. The covenants and obligations of Executive contained in this Section 4 are in addition to, and not in lieu of, any covenants and obligations which Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and obligations, and their enforceability, shall survive any termination of Executive's employment by either party and any investigation made with respect to the breach thereof by the Company at any time.

    5. REPRESENTATIONS AND WARRANTIES.

       5.1 EXECUTIVE'S REPRESENTATIONS. Executive represents and warrants to each of the Company and MFN that: (a) Executive has full power and authority to enter into this Agreement and the Inventions Agreement, and this Agreement and the Inventions Agreement have been or will be duly and validly executed and delivered by Executive and when so executed and delivered constitute the legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms; (b) the execution and delivery of this Agreement and the Inventions Agreement by Executive and Executive's performance hereunder and thereunder will not violate any provision of law and will not conflict with or result in a breach of any judgment, decree, order, writ, injunction, regulation, ordinance or other similar document or instrument of any court or governmental authority, and will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which Executive is a party or by which he is bound; and (c) the execution and delivery of this Agreement and the Inventions Agreement by Executive and Executive's performance hereunder and thereunder do not require the consent or approval of any other person or entity.

       5.2 COMPANY'S REPRESENTATIONS. The Company represents and warrants to the Executive that: the Company has full power and authority to enter into this Agreement and the Inventions Agreement, and this Agreement and the Inventions Agreement have been or will be duly and validly executed and delivered by the Company and when so executed and delivered constitute the legal, valid and binding obligation of Company enforceable against the Company in accordance with its terms;

       The execution and delivery of this Agreement and the Inventions Agreement by the Company and the Company's performance hereunder and thereunder will not violate any provision of law and will not conflict with or result in a breach of any judgement, decree, order, writ, injunction, regulation, ordinance or other similar document or instrument of any court or governmental authority, and will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Company is a party or by which he is bound; and

       The execution and delivery of this Agreement and the Inventions Agreement by the Company and the Company's performance hereunder and thereunder do not require the consent or approval of any other person or entity.

    6. EFFECTIVENESS. This Agreement shall not become effective unless and until the date and time at which the Merger is consummated in accordance with the terms of the Merger Agreement (such date is referred to herein as the "Effective Date"). Upon effectiveness of this Agreement as provided for in this
Section 6, the Employment Agreement, dated as of June 1, 1998, between Executive and the Company, including any attachments or exhibits thereto, and any agreement related thereto between the Company and Executive (collectively, the "Old Agreement"), shall be terminated and of no further force and effect between the parties thereto and none of the parties thereto will be entitled to any further rights thereunder. If the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall be deemed invalid and of no force and effect.

    7. MISCELLANEOUS PROVISIONS.

       7.1 SEVERABILITY. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

       7.2 EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

       7.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, return receipt requested or via facsimile (with written confirmation of receipt) as follows:

                  If to the Company, to:

                  AboveNet Communications Inc.
                  50 W. San Fernando Street
                  Suite #1010
                  San Jose, California  95113
                  Attention: President

                  Telefax No. : (408) 367-6688


                  with a copy (which shall not constitute notice) to:

                  Metromedia Company
                  One Meadowlands Plaza
                  East Rutherford, New Jersey  07073
                  Attention:  General Counsel

                  Telefax No. : (201) 531-2803

                  If to Executive, to:

                  Sherman Tuan
                  1927 Wellington Dr.
                  Milpitas, CA  95035


                  with a copy (which shall not constitute notice) to:

                  Irwin M. Heller, Esq.
                  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                  Boston, MA  02111

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

       7.4 AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

       7.5 ENTIRE AGREEMENT. This Agreement and the Inventions Agreement, including any attachments and exhibits thereto, between the parties of even date herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof; provided, however, that the Old Agreement shall remain in full force and effect unless and until this Agreement becomes effective under
Section 6 hereof.

       7.6 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed therein without regard to its conflicts or choice-of-law provisions.

       7.7 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

       7.8 BINDING EFFECT. Successors and Assigns. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

       7.9 WAIVER; ETC. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

       7.10 THIRD PARTY BENEFICIARY. MFN shall be deemed to be a third party beneficiary under this Agreement and this Agreement expressly confers upon MFN the same rights and remedies that are available to the Company under this Agreement as if MFN were a party to this Agreement

       7.11 ENFORCEMENT. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

       7.12 CONTINUING EFFECT. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

       7.13 EXPENSES. Each party to this Agreement agrees to bear his or its own expenses in connection with the negotiation and execution of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by Company and Executive as of the date first above written.



                                      AboveNet Communications Inc.


                                      By: /s/ David I. Larson
                                          -----------------------------------
                                          Name:  David I. Larson
                                          Title: Senior Vice President and
                                                 Chief Financial Officer

                                      EXECUTIVE

                                      /s/ Sherman Tuan
                                      ---------------------------------------
                                      Name:  Sherman Tuan


Accepted and Agreed to as of the date
first written above by:
Metromedia Fiber Network, Inc.


By:  Howard M. Finkelstein
    ---------------------------------
    Name:  Howard M. Finkelstein
    Title: President, Chief Operating Officer
           and Director